Exhibit 15.2

[Letterhead of Guantao Law Firm]

April 29, 2015

China Mobile Games and Entertainment Group Limited

Block A, 15/F Huajian Building

233 Tianfu Road, Tianhe District

Guangzhou, People’s Republic of China

Ladies and Gentlemen:

We hereby consent to the use of our name under the headings “Item 3. Key Information—D. Risk Factors,” “Item 4. Information on the Company—B. Business Overview—Regulations” and “Item 5. Operating and Financial Review and Prospects—B. Liquidity and Capital Resources” in China Mobile Games and Entertainment Group Limited’s annual report on Form 20-F for the year ended December 31, 2014 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on April 29, 2015. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

Sincerely Yours,

/s/ Guantao Law Firm
Guantao Law Firm